Exhibit 99.1

alpha-En corp announces closing of previously disclosed financing

Yonkers, New York 6/19/2018

alpha-En today announced that all closing conditions of the $1 million equity financing that was previously disclosed in its most recent Form 10-Q have been met and the financing is now completed. A Form 8-K was filed today with the U.S. Securities and Exchange Commission describing further details of this transaction as well as certain other corporate developments and is available at www.sec.gov as well as on our web site www.alpha-encorp.com.

As part of the agreement the investor received a non-exclusive mandate to represent alpha-En’s unique and proprietary technology for the extraction of highly pure lithium at room temperature in China (PRC) for a period of two years.

This investment validates management’s belief that there are great opportunities for Alpha-En’s process to be utilized by lithium miners, recyclers, battery producers and automotive manufacturers in China, the world’s largest market for lithium.

Jerome Feldman, Executive Chairman, commented: “We are very pleased to close this transaction with a strategic investor that can contribute sector expertise and valuable relationships in China, a unique market in today’s energy economy. This funding also provides further resources to hire the unique R&D talent that is required for our state of the art research center in Yonkers. These are exciting times for alpha-En and we look forward to sharing progress updates with our investors as we continue to execute toward our vision and in the process create shareholder value.”

In addition the company announced that it completed the acquisition of the remaining shares of CLC that it did not already own in an exchange of shares. As a result of that exchange CLC is now a 100% subsidiary.